Exhibit 99.1

For Immediate Release

Contacts:	Barry Von Lanken
Cooper-Standard Automotive (248) 596-6034 bgvonlanken@cooperstandard.com

Dick Pacini The Millerschin Group (248) 276-1970 dpacini@millerschingroup.com

Cooper-Standard Automotive Completes Acquisition of Certain Operations of Metzeler

Automotive Profile Systems in Europe and Asia

Novi, Mich. – August 31, 2007 – Cooper-Standard Automotive Inc. today announced it has completed the acquisition of the Metzeler Automotive Profile Systems (MAPS) sealing systems operations in Germany, Italy, Poland and Belgium, including a joint venture interest in China. The operations are being acquired from Automotive Sealing Systems S.A. in accordance with the previously announced sale and purchase agreement between the parties. The transaction is valued at approximately 100 million euros, subject to post-closing adjustments. Cooper-Standard’s principal shareholders, Goldman Sachs Capital Partners and The Cypress Group invested a total of US $30 million of new equity in Cooper-Standard as part of the financing of the acquisition.

The MAPS operations acquired include eight manufacturing facilities in Europe and participation in a joint venture in China. The combined annual sales of these businesses were approximately US $400 million in 2006. Fiat, BMW, Daimler and Volkswagen Group are among the largest customers of the acquired businesses.

Cooper-Standard Automotive is a global leader in each of its product lines, which include body & chassis systems and fluid handling systems. The addition of the MAPS businesses will strongly complement Cooper-Standard’s current business in terms of customer base and geographic footprint, with limited overlap. MAPS is a leader in Europe in the development and manufacture of complete automotive weathersealing systems. The acquired businesses also produce rubber compounds and sheeting products for various industries.

Jim McElya, Chairman and CEO of Cooper-Standard Automotive, said: “We are pleased to complete this transaction and add the Metzeler operations to the Cooper-Standard family. Our combined teams will create exciting growth opportunities for Cooper-Standard, our customers, and our employees.”

Ed Hasler, President and COO of Cooper-Standard, said: “Metzeler’s sealing products, engineering and manufacturing talent and key customers complement Cooper-Standard’s business and extend our ability to deliver outstanding products and services to the global automotive industry.”

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading automotive supplier specializing in the manufacture and marketing of systems and components for the global automotive industry. The Company’s primary businesses include Body and Chassis Systems, consisting of sealing, noise, vibration, and harshness control parts, and Fluid Handling Systems, consisting of subsystems and components that direct, control, measure, and transport fluids and vapors for the global automotive industry. With the addition of MAPS, Cooper-Standard Automotive Inc. now employs more than 19,000 across 78 facilities in 17 countries. For more information, visit the company’s website at: www.cooperstandard.com.

Founded in 1869, Goldman Sachs is one of the oldest and largest investment banking firms. Goldman Sachs is also a global leader in private corporate equity and mezzanine investing. Established in 1991, the GS Capital Partners Funds are part of the firm’s Principal Investment Area in the Merchant Banking Division. Since 1986, Goldman Sachs’ Principal Investment Area has formed 13 investment vehicles aggregating $56 billion of capital to date.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

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